EXHIBIT 99

[GRAPHIC OMITTED]

VIDEONICS                                   1370 Dell Ave.
                                            Campbell, CA 95008
                                            408-866-8300 o FAX: 408-866-1748
                                            http://www.videonics.com/
                                            -------------------------

                         Videonics Announces Results of
                           Annual Shareholder Meeting

Campbell, CA. December 29, 2000 - Videonics, Inc., (NASDAQ: VDNX) announced today results of their Annual Shareholder Meeting. The following proposals were approved:

     o proposal to adopt a merger agreement between FOCUS Enhancements, Inc (Nasdaq "FCSE"), PC Video Conversion & Videonics

     o election of Michael L. D'Addio, Carl E. Berg, Mark C. Hahn, and N. William Jasper, Jr. as Directors of Videonics to one-year terms

     o   ratification of the selection of auditors.

On August 31, 2000, Videonics announced that the company has entered into a definitive agreement to merge with FOCUS. The agreement provides for each share of Videonics common stock to be converted into 0.87 shares of FOCUS common stock. Completion of the merger requires, among other things, the approval of the shareholders of Videonics and FOCUS. FOCUS announced separately that its shareholders had approved the merger agreement but that their meeting was adjourned to solicit additional proxies for a proposal to increase the amount of shares outstanding. If the requisite vote is received in favor of this proposal at the reconvened FOCUS meeting, the merger is expected to close in mid-January 2001.

     Forward-looking statements in this release are made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. The statements contained in this release, which are not historical facts, are forward-looking statements. Investors are cautioned that such forward-looking statements involve risks and uncertainties including, without limitation, continued acceptance of the companies' products, increased levels of competition for the companies; new products and technological changes, the companies' dependence upon third-party suppliers, intellectual property rights and other risks detailed from time to time in the companies' periodic reports filed with the Securities and Exchange Commission. Readers are cautioned not to put undue reliance on any forward-looking statements contained herein, which speak only as of the date hereof. The companies undertake no obligation to release publicly any revisions to forward- looking statements that may be made to reflect events after the date hereof or to reflect the occurrence of unanticipated events. In addition, the forward-looking statements contained herein are subject to risks and uncertainties, including the successful integration of Videonics into FOCUS, fluctuations in operating results, the timely development and acceptance of new products, product availability from suppliers, the impact of competitive products and pricing, changing TV standards and other risks set forth under the caption "Certain Factors That May Affect Future Results" in Focus and Videonics Annual Report on Form 10-K for the year ended December 31, 1999, in its quarterly report on Form 10-Q for the quarters ended March 31, 2000, June 30, 2000, September 30, 2000 and other filings with the SEC by both FOCUS and Videonics.

For More Information:

     Contact: Gary Williams
              V.P. of Finance & CFO
              408-866-8300